Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement No. 333-142271 on Form S-8 of DCP Midstream Partners, LP and Registration Statement Nos. 333-182642, 333-182116 and 333-175047 on Form S-3 of DCP Midstream Partners, LP of our report dated September 12, 2012, relating to the combined financial statements of the South/Central Texas Gathering and Processing Business (which report expresses an unqualified opinion including an explanatory paragraph referring to the preparation of the combined financial statements of the South/Central Texas Gathering and Processing Business from the separate records maintained by DCP Midstream, LLC), appearing in this Current Report on Form 8-K of DCP Midstream Partners, LP dated November 6, 2012.

/s/ Deloitte & Touche LLP

Denver, Colorado

November 6, 2012